NEWS FOR RELEASE:  May 8, 2001 - 8:30 am US ET

CONTACT:  Lee A. Brown
          Ramtron
          719-481-7213
          lee.brown@ramtron.com

                     RAMTRON ADOPTS SHAREHOLDER RIGHTS PLAN

COLORADO SPRINGS, CO - May 8, 2001-Ramtron International Corporation (Nasdaq:RMTR), a leading developer of specialty semiconductor memory products, announced today that its board of directors has adopted a Shareholder Rights Plan. Under the plan, preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of Ramtron common stock, par value $0.01 per share, held by shareholders at the close of business on May 15, 2001.

The Rights Plan is designed to deter coercive or unfair takeover tactics, and to prevent an acquirer from gaining control of the company without offering a fair price to all of the company's shareholders. The Rights Plan was not adopted in response to any effort to acquire control of Ramtron.

"The Plan is not intended to prevent an acquisition of the company on terms that are favorable and fair to all shareholders," said L. David Sikes, Ramtron chairman. "The Plan is designed to deal with unilateral actions by hostile acquirers that are calculated to deprive the company's board and shareholders of their ability to determine the destiny of the company."

Each Right will entitle shareholders to buy one unit of a share of a series of preferred stock for $50.00. The Rights generally will be exercisable only if a person or group announces that it has acquired beneficial ownership of 15 percent or more of Ramtron common stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15 percent or more of Ramtron's common stock. The Rights will expire on April 19, 2011.

A copy of the Shareholder Rights Plan will be filed shortly with the Securities and Exchange Commission. In addition, details of the Shareholder Rights Plan are outlined in a letter, which will be mailed to all shareholders.

About Ramtron

Ramtron's patented FRAM memories are a new generation of semiconductor memory that combines high-performance and low-power operation with the ability to store data in the absence of power. Due to the product's unique advantages, FRAM memories are expected to revolutionize a variety of electronic consumer and industrial products. The company also develops and markets ultra-high-performance memory products through its subsidiary, Enhanced Memory Systems, Inc.

For more information about Ramtron and its products, contact: Communications Department, Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado, USA, 80921. Telephone is 800-545-FRAM (3726); FAX is 719-481-9294; E-mail address is info@ramtron.com. Homepage is www.ramtron.com

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